Exhibit 8.01

ALSTON&BIRD LLP

The Atlantic Building

950 F Street, NW

Washington, DC  20004-1404

202-756-3300

Fax: 202-756-3333

www.alston.com

September 19, 2007

R. J. O’Brien Fund Management, LLC

Managing Owner of JWH Global Trust

222 South Riverside Plaza, Suite 900

Chicago, IL 60606

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation and filing of the Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) on or about September 19, 2007 with respect to the registration of 1,000,000 units of beneficial interest of the JWH Global Trust (the “Trust”).

In connection with the filing of the Registration Statement, you have requested our opinions concerning (i) the qualification and taxation for Federal income tax purposes of the Trust as a partnership; and (ii) the information in the Prospectus (the “Prospectus”) included in the Registration Statement under the heading “Federal Income Tax Aspects.”

In formulating our opinions, we have reviewed and relied upon the Registration Statement and such applicable provisions of law and other documents as we have considered necessary or desirable for purposes of the opinions expressed herein.  In addition, you have provided us with, and we are relying upon, a certificate containing certain factual representations of an officer of R. J. O’Brien Fund Management, LLC (the “Officer’s Certificate”) relating to, among other things, the actual and proposed operations of the Trust.  Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations, and comments.  Any material change or inaccuracy in the facts, representations, or comments set forth in the Registration Statement or the Officer’s Certificate may affect our opinions set forth herein.  For purposes of our opinions, we have not made an independent investigation of the facts set forth in such documents, the Registration Statement, or the Officer’s Certificate.  We have, consequently, assumed that the information presented therein accurately and completely describes all material facts relevant to our opinions.  No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in a material way.

One Atlantic Center	Bank of America Plaza	90 Park Avenue	3201 Beechleaf Court, Suite 600
1201 West Peachtree Street	101 South Tryon Street, Suite 4000	New York, NY 10016	Raleigh, NC 27604-1062
Atlanta, GA 30309-3424	Charlotte, NC 28280-4000	212-210-9400	919-862-2200
404-881-7000	704-444-1000	Fax: 212-210-9444	Fax: 919-862-2260
Fax: 404-881-7777	Fax: 704-444-1111

In rendering these opinions, we have assumed that the transactions contemplated by the foregoing documents have been consummated in accordance with the provisions thereof, and that such documents accurately reflect the material facts of such transactions.  In addition, these opinions are based upon the assumption that the Trust will operate in the manner described in its organizational documents and in the Registration Statement, and all terms and provisions of such agreements and documents have been and will continue to be complied with.  Our opinions expressed herein are based on the applicable laws of the State of Delaware, the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter.  It should be noted that they are in effect and exist at the date of this letter.  It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at anytime and, in some circumstances, with retroactive effect.  A material change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

Based upon and subject to the foregoing, it is our opinion that:

1.             The Trust will be treated as a partnership and will not be treated as a “publicly traded partnership” for United States federal income tax purposes, assuming that the Trust does not elect to be taxed as a corporation and that more than 90% of the gross income of the Trust for each of its taxable years will constitute “qualifying income” within the meaning of Section 7704(d) of the Code.

2.             The information in the Prospectus included in the Registration Statement under the heading “TAX CONSEQUENCES,” to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.

Other than as expressly stated above, we express no opinion on any issue relating to the Trust or any investment therein.  This opinion speaks as of the date hereof and we assume no obligation to update this opinion as of any future date.  This opinion shall not be used for any purpose without our written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the caption “TAX CONSEQUENCES” in the Registration Statement.

Sincerely,

/s/ Alston & Bird LLP
Alston & Bird LLP